EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Fort Worth, Texas, August 21, 2018 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.107690 per unit, payable on September 17, 2018, to unitholders of record on August 31, 2018. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	17,000	76,000	$61.56	$4.28

Prior Month Distribution	18,000	114,000	$63.16	$3.95

Excess Costs

XTO Energy has advised the Trustee that improved oil prices led to the partial recovery of excess costs of $10,000 on properties underlying the Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution totaled $1.9 million, including accrued interest of $214,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Lee Ann Anderson Senior Vice President Simmons Bank, Trustee Toll Free – 855-588-7839